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                                                             Exhibit (h)(2)(ii)

 LOGO OF LOOMIS SAYLES FUNDS

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                                                       June 27, 2005

IXIS Asset Management Advisors, L.P.
399 Boylston Street
Boston, MA 02116
Attn: John T. Hailer

Re: Loomis Sayles Funds I (the "Trust")

Dear Mr. Hailer:

This is to advise you that, effective July 1, 2005, one new series has been established in the Trust, the Loomis Sayles Securitized Asset Fund (the "New Fund").

In accordance with the Section 1 of that certain Administrative Services Agreement, dated January 3, 2005, by and between the Trust and IXIS Asset Management Advisors, L.P. ("IXIS Advisors") (the "Administration Agreement"), the Trust hereby notifies you that, effective July 1, 2005, Schedule A of the Administration Agreement shall be deemed to include the New Fund and requests that you act as Administrator for the New Fund under the terms of the Administration Agreement, as revised by this Letter Agreement. With respect to the New Fund only, Section 3 of the Administration Agreement is hereby revised to provide that IXIS Advisors shall be entitled to reasonable compensation for its services and expenses as Administrator, as agreed upon from time to time among the Trust, on behalf of the New Fund, IXIS Advisors and Loomis, Sayles & Company, L.P. ("Loomis Sayles"), investment adviser to the New Fund. The parties further agree that Loomis Sayles, and not the Trust, shall be responsible for payment of such reasonable compensation and expenses relating to the New Fund. Section 3 of the Administration Agreement shall continue to apply to all other series of the Trust and shall remain unaffected with respect to those series by this Letter Agreement.

Please indicate your acceptance of the foregoing with respect to the Administration Agreement by executing three copies of this Letter Agreement, returning two copies to the Trust and retaining one copy for your records.

By: /s/ JOHN HAILER
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    John Hailer
    Executive Vice President, Loomis Sayles Funds I

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Agreed to this 27th day of June, 2005.

IXIS Asset Management Advisors, L.P.
By: IXIS Asset Management Distribution Corporation, its general partner

By: /s/ JOHN HAILER
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    John Hailer
    Executive Vice President

Agreed to this __ day of June, 2005.

Loomis, Sayles & Company, L.P.
By: Loomis, Sayles & Company, Inc., its generalpartner

By: /s/ KEVIN CHARLESTON
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    Kevin Charleston
    Director